Exhibit 8.1

Reed Smith llp 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

August 8, 2023

Spectral MD Holdings, Ltd.

2515 McKinney Avenue, Suite 1000

Dallas, TX 75204

Ladies and Gentlemen:

We have acted as counsel to Spectral MD Holdings, Ltd., a Delaware corporation (“Spectral”), in connection with the preparation of the Registration Statement on Form S-4 filed on May 1, 2023, Registration No. 333-271566, as amended and supplemented through the date hereof (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the transactions contemplated by the Business Combination Agreement, dated as of April 11, 2023 (the “Business Combination Agreement”), by and among Rosecliff Acquisition Corp I, a Delaware corporation (“RCLF”), Ghost Merger Sub I Inc., a Delaware corporation and direct, wholly-owned subsidiary of RCLF (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of RCLF (“Merger Sub II”), and Spectral. At your request, we are rendering this opinion concerning material U.S. federal income tax consequences for filing as Exhibit 8.1 to the Registration Statement. Unless otherwise indicated, capitalized terms used herein have the meanings set forth in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, (i) Merger Sub I will merge with and into Spectral, with Spectral surviving as a direct, wholly-owned subsidiary of RCLF (the “First Merger”), and (ii) immediately following the First Merger, Spectral will merge with and into Merger Sub II, with Merger Sub II surviving as a direct, wholly-owned subsidiary of RCLF (together with the First Merger, the “Mergers”).

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither independently investigated nor verified) of the facts, information, statements, representations, warranties, and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Business Combination Agreement, including the exhibits thereto, and the Registration Statement, each as amended or supplemented through the date hereof, and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. We have also relied, with the consent of Spectral, Parent, Merger Sub I, and Merger Sub II, upon statements and representations made by an officer of each of Spectral, Parent, Merger Sub I, and Merger Sub II, including in their respective letters delivered to us for purposes of rendering our opinion (the “Tax Certificates”), and have assumed that the Tax Certificates will be complete and accurate as of the First Effective Time and Second Effective Time. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the First Effective Time and Second Effective Time, of the facts, information, statements, representations, warranties, covenants, and assumptions set forth in the documents referred to above and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification.

For purposes of this opinion, we have assumed that the Mergers will be consummated in the manner described in the Business Combination Agreement and the Registration Statement and that, except for any waiver or modification of terms and conditions in the Business Combination Agreement pertaining to the vote requirement set forth in Section 5.11(b) of the Business Combination Agreement and the adoption of an equity incentive plan set forth in Section 7.05(a) of the Business Combination Agreement, none of the terms and conditions contained therein have been waived or modified in any respect.

ABU DHABI ♦ ATHENS ♦ BEIJING ♦ BRUSSELS ♦ CENTURY CITY ♦ CHICAGO ♦ DALLAS ♦ DUBAI ♦ FRANKFURT ♦ HONG KONG
HOUSTON ♦ KAZAKHSTAN ♦ LONDON ♦ LOS ANGELES ♦ MIAMI ♦ MUNICH ♦ NEW YORK ♦ PARIS ♦ PHILADELPHIA ♦ PITTSBURGH ♦ PRINCETON
RICHMOND ♦ SAN FRANCISCO ♦ SHANGHAI ♦ SILICON VALLEY ♦ SINGAPORE ♦ TYSONS ♦ WASHINGTON, D.C. ♦ WILMINGTON

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts and no rulings have been requested or received from the IRS as to any of the matters discussed herein. Accordingly, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or if challenged, by a court. In addition, a change in any of the authorities, or the inaccuracy or failure to be complete, of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations, or assumptions upon which our opinion is based could affect our conclusions expressed herein.

Based on our examination of the foregoing items and subject to the assumptions, limitations, and qualifications set forth herein and in the Registration Statement, we are of the opinion, under current applicable U.S. federal income tax law, that the Mergers, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Mergers and, therefore, is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation, or assumption stated herein which becomes untrue, incomplete, or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the use of our name wherever appearing in the Registration Statement in connection with the material U.S. federal income tax considerations of the Mergers to holders of Spectral common stock. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP